EXHIBIT 99.5

      Contact     Jeffery M. Jonas, MD                Thomas Redington
                  Chief Executive Officer             203/222-7399
                  816/960-1333                        212/926-1733

                         AVAX Reports On Initial Results
                      For Potential Ovarian Cancer Vaccine

                          The First Round Of Tests Show
                   Therapy Can Successfully Stimulate Immunity

            KANSAS CITY, MO FEB. 18 - AVAX Technologies, Inc. (Nasdaq: AVXT) said its experimental vaccine induced immune responses in a small but potentially important study of women with advanced ovarian cancer.

            The eleven-patient study, which was sponsored by AVAX and conducted at Thomas Jefferson University (TJU) in Philadelphia, was designed to see if custom-designed autologous vaccines would trigger an immune response to the patients' own ovarian cancer cells.

            The results were presented last week to the Society of Gynecologic Oncologists (SGO) meeting in Orlando, FL.

            In his presentation to the SGO, Charles J. Dunton, MD, co-author of the study and associate professor of Obstetrics and Gynecology at TJU, said, "The majority of the patients developed an immune response to their own ovarian cancer cells," as measured by DTH (delayed-type hypersensitivity) response.

            The study's co-author is David Berd, MD, professor of medicine at TJU's Kimmel Cancer Center and chairman of AVAX's Scientific Advisory Board. Dr. Berd is the inventor of the vaccine technology. The vaccine is autologous, meaning that it's prepared from a patient's own cancer cells. Each vaccine is custom-made for the patient. Before injecting the cells into patients, the cells are inactivated and treated with a chemical, dinitrophenyl, which chemically modifies them. The modified cells apparently appear foreign enough to the body's immune system for it to react against them. The treatment has been safe in this initial group of patients, with no significant side effects noted, Dr. Dunton said.

            AVAX Technologies of Kansas City, MO has an exclusive worldwide license to TJU's patented autologous vaccine against all types of cancer. It has built a Class 10,000 "clean room" vaccine laboratory to increase quantities of the vaccine for future testing and use.

            Jeffrey M. Jonas, MD, president and chief executive officer of AVAX, commented, "We are encouraged by these preliminary results for O-Vax(TM), the company's vaccine for ovarian cancer. We believe that these developments further demonstrate AVAX's ability to apply the autologous cell vaccine technology to a second form of cancer in addition to our vaccine for melanoma. The study continues to demonstrate that the technology can elicit an active immune response against ovarian cancer. This is a necessary first step in our program for developing a family of products for treating cancer and other life-threatening diseases."


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            AVAX Technologies is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

            Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the company's dependence on licenses and sponsored research agreements; the ability of the company and others to clinically develop, manufacture and market the company's pharmaceutical products; government regulation and approval by the FDA of the company's products for sale in the US; the company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the company's products; the company's access to and the market's acceptance of new products; a limited public market for the company's stock; possibly price volatility and illiquidity of the company's stock; as well as the risks, uncertainties, and other factors described in the company's prospectus and other documents on file with the Securities and Exchange Commission. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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